Exhibit 10.3

WARRANT ASSIGNMENT

THIS WARRANT ASSIGNMENT AGREEMENT, dated as of July 18, 2005 (the “Agreement”), is entered into by and among Stanford International Bank Ltd., corporation organized under the laws of Antigua and Barbuda (“Stanford”), Daniel T. Bogar (“Bogar”), Ronald M. Stein (“Stein”), William M. Fusselmann (“Fusselmann”) and Osvaldo Pi (“Pi” and together with Bogar, Stein and Fusselmann each an “Assignee” and collectively the “Assignees”).

W I T N E S S E T H:

WHEREAS, effective as of July 18, 2005, Datrek Miller International, Inc., a Florida corporation (“DMI”) entered into a certain Securities Purchase Agreement with Stanford (the “Securities Purchase Agreement”);

WHEREAS, pursuant to, and in accordance with, the Securities Purchase Agreement, Stanford purchased and DMI sold and issued warrants to purchase up to an aggregate of 600,000 shares of DMI common stock (the “DMI Warrants”);

WHEREAS, the parties hereto desire that Stanford assign and transfer unto each Assignee DMI Warrants exercisable for Seventy Five Thousand (75,000) DMI Warrant Shares (as hereinafter defined) (the “DMI Assigned Warrants”) with each share of common stock represented by the DMI Assigned Warrants (“DMI Warrant Shares”) exercisable at an exercise price per DMI Warrant Share of $0.001.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

A.	Stanford hereby assigns and transfers unto each Assignee, 75,000 DMI Assigned Warrants exercisable at an initial exercise price per DMI Warrant Share of $0.001.

B.	The parties hereto hereby covenant and agree to take all such action as may be necessary or appropriate in order to carry out the actions set forth herein.

C.	This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida, without regard to its principles of conflict of laws.

D.	This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof. This Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matters hereof and thereof, and supersedes all prior agreements and understandings, whether written or oral, among the parties with respect to such subject matters.

E.	This Agreement shall inure to the benefit of, and be binding upon the successors and assigns of each of the parties hereto, including any transferees of the Warrants.

F.	This Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Stanford International Bank Ltd.		“Assignees”

	/s/ James M. Davis	/s/ William R. Fusselmann
By:	James M. Davis	William R. Fusselmann
Title:	Chief Financial Officer	141 Crandon Blvd., #437 Key Biscayne, Florida 33149

/s/ Daniel T. Bogar
Daniel T. Bogar
1016 Sanibel Drive
Hollywood, Florida 33019

/s/ Ronald M. Stein
Ronald M. Stein
6520 Allison Road
Miami Beach, Florida 33141

/s/ Osvaldo Pi
Osvaldo Pi
6405 SW 104th Street
Pinecrest, Florida 33156